Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D filed on February 22, 2008 (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.01 per share, of Sharper Image Corporation.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 22, 2008

PARCHE, LLC	RCG STARBOARD ADVISORS, LLC
By: RCG Starboard Advisors, LLC,	By: Ramius Capital Group, L.L.C.,
its managing member	its sole member

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.	RCG ENTERPRISE, LTD
By: RCG Starboard Advisors, LLC,	By: Ramius Capital Group, L.L.C.,
its investment manager	its investment manager

RAMIUS CAPITAL GROUP, L.L.C.
By: C4S & Co., L.L.C.,
as managing member

C4S & CO., L.L.C.

By:	/s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title: Authorized Signatory

/s/ Jeffrey M. Solomon
JEFFREY M. SOLOMON
Individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss